Exhibit 10.14

June 14, 2017

Kieran Harty

303 Ravendale Drive

Mountain View, CA 94043

Re:	Confirmatory Employment Letter

Dear Kieran:

This letter agreement (this “Agreement”) is entered into between Tintri, Inc. (“Company” or “we”) and Kieran Harty (“you”). This Agreement is effective as of the date you sign it, as indicated on page 3 below. The purpose of this Agreement is to confirm the current terms and conditions of your employment with the Company.

Your position will continue to be Chief Technology Officer, and you will continue to report to the Chief Executive Officer of the Company, with responsibilities as defined in the job description previously provided to you by the Company or as otherwise reasonably assigned to you by your supervisor. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You agree not to actively engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, or engage in any other activities that conflict with your obligations to the Company, in either case, without the prior approval of the Company’s Board of Directors (the “Board”).

The terms of your compensation and benefits are as follows:

1.	Base Salary: Your current annual base salary is $385,000 annually. Your base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your base salary will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices.

2.	Target Bonus: You are eligible to earn an annual bonus of 50% of your base salary at target, based on achieving the performance objectives determined by the Board or its authorized committee (in either case, the “Committee”). Any annual bonus, or any portion thereof, will be paid, less applicable withholdings and deductions, as soon as possible after the Committee determines that it has been earned, but in no event shall any annual bonus be paid after the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which such bonus is earned. Your target bonus opportunity will be subject to review, and adjustments may be made based upon the Company’s normal performance review practices.

3.	Benefits: You will continue to be eligible to participate in all of the available Company benefit plans, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.	Severance: The Committee previously designated you a participant in the Company’s Executive Change of Control and Severance Policy (the “Policy”) under which you are be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment with the Company as set forth in and subject to the terms and conditions of the Policy and the participation agreement under the Policy that you previously executed (the “Participation Agreement”). These protections supersede all other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation and benefits terms described herein will not affect your at-will employment status.

As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and other compliance agreements that you executed with the Company.

This Agreement, along with the Confidentiality Agreement, the Policy, and the Participation Terms, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede in their entirety all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

To accept this Agreement, please sign and date in the spaces indicated and return it to the Company.

Sincerely,

TINTRI, INC.

By	/s/ Ken Klein
Ken Klein
Chief Executive Officer

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: June 14, 2017	/s/ Kieran Harty
Kieran Harty